Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm — Daszkal Bolton LLP
We consent to the incorporation by reference in Registration Statements on Form S-8 pertaining to the 1994 Stock Option Plan and the 2002 Stock Incentive Plan, of our report dated February 25 2009, with respect to the consolidated financial statements and schedules of Bancinsurance Corporation and subsidiaries as of and for the year ended December 31, 2008 included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Daszkal Bolton LLP
Boca Raton, Florida
February 26, 2010